Exhibit 99.20

	SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS
(unaudited data, millions of dollars)
	November		April to November			December 2018 update(1)
	2017	2018	2017-2018	2018-2019	Change (%)	2018-2019	Change (%)
GENERAL FUND
Revenue
Own-source revenue	4 360	5 567	38 463	41 658	8.3	63 391	2.2
Federal transfers	1 696	1 778	13 482	14 062	4.3	21 040	4.8
Total revenue	6 056	7 345	51 945	55 720	7.3	84 431	2.9
Expenditure
Program spending	–5 702	–6 116	–45 915	–48 244	5.1	–76 490	5.6
Debt service	–570	–558	–4 716	–4 497	–4.6	–6 878	–3.8
Total expenditure	–6 272	–6 674	–50 631	–52 741	4.2	–83 368	4.8
NET RESULTS OF
CONSOLIDATED ENTITIES(2)
Non-budget-funded bodies and special funds(3)	207	160	1 161	1 352	—	567	—
Health and social services and education networks(4)	–2	1	–18	13	—	20	—
Generations Fund	196	168	1 394	1 708	—	2 851	—
Total consolidated entities	401	329	2 537	3 073	—	3 438	—
SURPLUS (DEFICIT)	185	1 000	3 851	6 052	—	4 501	—
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	–196	–168	–1 394	–1 708	—	–2 851	—
BUDGETARY BALANCE(5)	–11	832	2 457	4 344	—	1 650	—

CHANGE IN THE BUDGETARY BALANCE IN 2018-2019

The cumulative results at November 30, 2018 showed a budgetary surplus of $4.3 billion.

  The December 2018 Update on Québec’s Economic and Financial Situation anticipates a budgetary surplus of $1.7 billion for 2018-2019.

On the basis of these forecasts, for the period from December 2018 to March 2019, it is anticipated that:

  the revenue and expenditure of the General Fund will show a deficit of $1.7 billion on account of an anticipated slowdown in the growth of own-source revenue and an upcoming acceleration of growth in program spending;

  bodies and special funds will incur a deficit of $757 million.

In addition, the annual budgetary balance makes provision for the implementation of the initiatives announced in December 2018, totalling $229 million.

In keeping with the commitment stipulated in the Update on Québec’s Economic and Financial Situation, the next update of the expected annual budgetary balance will be presented in the March 2019 Budget.

CHANGE IN THE BUDGETARY BALANCE ACCORDING TO THE UPDATE ON QUÉBEC'S ECONOMIC AND FINANCIAL SITUATION
(millions of dollars)
2018-2019
MONTHLY REPORT ON FINANCIAL TRANSACTIONS AT NOVEMBER 30, 2018(5)	4 344
Upcoming results for December 2018 to March 2019
– Achievement of annual revenue and expenditure forecasts – General Fund	–1 708
– Achievement of the net result forecast for bodies and special funds	–757
– December 2018 initiatives	–229
Subtotal	–2 694
BUDGETARY BALANCE – UPDATE ON QUÉBEC'S ECONOMIC AND FINANCIAL SITUATION(5)	1 650

GENERAL FUND REVENUE

For November 2018, General Fund revenue reached $7.3 billion, an increase of $1.3 billion compared to November 2017.

  Own-source revenue reached $5.6 billion, an increase of $1.2 billion, or 27.7%, compared to November 2017.

  The increase stems, by and large, from an $853-million increase in personal income tax, mainly as a result of the recognition in November 2017 of the cumulative impact as at November 30, 2017 of the reduction in the tax burden announced in the fall 2017 update of the Québec Economic Plan.

  Federal transfers amounted to $1.8 billion, up $82 million compared to November 2017.

For the period from April 1 to November 30, 2018, General Fund revenue totalled $55.7 billion, an increase of $3.8 billion, or 7.3%, compared to November 30, 2017.

  Own-source revenue stood at $41.7 billion, up $3.2 billion, or 8.3%, from last year.

  This increase is due primarily to growth in personal income tax ($1.4 billion), consumption taxes ($590 million) and corporate taxes ($529 million).

  Federal transfers amounted to $14.1 billion, up $580 million compared to November 30, 2017. – This growth stems primarily from a $434-million increase in equalization revenue.

GENERAL FUND REVENUE
(unaudited data, millions of dollars)
	November			April to November
Revenue by source	2017	2018	Change (%)	2017-2018	2018-2019	Change (%)
Own-source revenue excluding revenue from government enterprises
Income and property taxes
Personal income tax	1 178	2 031	72.4	13 894	15 267	9.9
Contributions for health services	572	664	16.1	4 824	5 107	5.9
Corporate taxes	490	611	24.7	3 264	3 793	16.2
Consumption taxes	1 592	1 658	4.1	13 239	13 829	4.5
Other sources	121	137	13.2	1 097	1 230	12.1
Total own-source revenue excluding revenue from government enterprises	3 953	5 101	29.0	36 318	39 226	8.0
Revenue from government enterprises	407	466	14.5	2 145	2 432	13.4
Total own-source revenue	4 360	5 567	27.7	38 463	41 658	8.3
Federal transfers
Equalization	923	977	5.9	7 387	7 821	5.9
Health transfers	521	529	1.5	4 139	4 229	2.2
Transfers for post-secondary education and other social programs	142	135	–4.9	1 138	1 079	–5.2
Other programs	110	137	24.5	818	933	14.1
Total federal transfers	1 696	1 778	4.8	13 482	14 062	4.3
TOTAL	6 056	7 345	21.3	51 945	55 720	7.3

GENERAL FUND EXPENDITURE

For November 2018, General Fund expenditure totalled $6.7 billion, up $402 million, or 6.4%, compared to the same period the previous fiscal year.

  Program spending rose by $414 million, or 7.3%, to $6.1 billion.

  – The most significant change was in the Health and Social Services mission ($165 million).

  Debt service amounted to $558 million, a decrease of $12 million compared to last year.

For the period from April 1 to November 30, 2018, General Fund expenditure totalled $52.7 billion, up $2.1 billion compared to the same period the previous fiscal year.

  Program spending rose by $2.3 billion, or 5.1%, reaching $48.2 billion.

  – The most significant changes were in the Education and Culture mission ($920 million), the Health and Social Services mission ($872 million) and the Economy and Environment mission ($433 million).

  Debt service amounted to $4.5 billion, a decrease of $219 million compared to last year.

GENERAL FUND EXPENDITURE
(unaudited data, millions of dollars)
	November				April to November
Expenditure by mission	2017	(6)	2018	Change (%)	2017-2018	(6)	2018-2019	Change (%)
Program spending
Health and Social Services	2 886		3 051	5.7	23 769		24 641	3.7
Education and Culture	1 583		1 701	7.5	11 484		12 404	8.0
Economy and Environment	338		465	37.6	3 489		3 922	12.4
Support for Individuals and Families	525		535	1.9	4 148		4 252	2.5
Administration and Justice	370		364	–1.6	3 025		3 025	0.0
Total program spending	5 702		6 116	7.3	45 915		48 244	5.1
Debt service	570		558	–2.1	4 716		4 497	–4.6
TOTAL	6 272		6 674	6.4	50 631		52 741	4.2

CONSOLIDATED ENTITIES

For November 2018, the results of consolidated entities showed a surplus of $329 million. These results include:

  a surplus of $208 million for special funds;

  dedicated revenues of $168 million for the Generations Fund;

  a deficit of $48 million for non-budget-funded bodies;

  a surplus of $1 million for the health and social services and education networks.

For the period from April 1 to November 30, 2018, the results of consolidated entities showed a surplus of $3.1 billion. These results include:

  a surplus of $756 million for special funds;

  dedicated revenues of $1.7 billion for the Generations Fund;

  a surplus of $596 million for non-budget-funded bodies;

  a surplus of $13 million for the health and social services and education networks.

DETAILS OF THE TRANSACTIONS OF CONSOLIDATED ENTITIES
(unaudited data, millions of dollars)
	November 2018
				Transfers
			Specified	(expenditures)	Non-budget-	Health and
	Special	Generations	purpose	related to the	funded	education			Consolidation
	funds	Fund	accounts	tax system	bodies	networks	(4)	Total	adjustments	(7)	Total
Revenue	1 339	168	38	384	1 967	—		3 896	–2 237		1 659
Expenditure
Expenditure	–931	—	–38	–384	–1 973	1		–3 325	2 155		–1 170
Debt service	–200	—	—	—	–42	—		–242	82		–160
Subtotal	–1 131	—	–38	–384	–2 015	1		–3 567	2 237		–1 330
SURPLUS (DEFICIT)	208	168	—	—	–48	1		329	—		329
	April to November 2018
				Transfers
			Specified	(expenditures)	Non-budget-	Health and
	Special	Generations	purpose	related to the	funded	education			Consolidation
	funds	Fund	accounts	tax system	bodies	networks	(4)	Total	adjustments	(7)	Total
Revenue	9 359	1 708	587	4 284	16 372	—		32 310	–18 216		14 094
Expenditure
Expenditure	–7 031	—	–587	–4 284	–15 418	13		–27 307	17 562		–9 745
Debt service	–1 572	—	—	—	–358	—		–1 930	654		–1 276
Subtotal	–8 603	—	–587	–4 284	–15 776	13		–29 237	18 216		–11 021
SURPLUS (DEFICIT)	756	1 708	—	—	596	13		3 073	—		3 073

NET FINANCIAL SURPLUS (REQUIREMENTS)

Net financial surpluses (requirements) reflect the current budgetary balance, as well as the year-over-year change in receipts and disbursements in the course of the government’s transactions.

For November 2018, the consolidated net financial surplus stood at $229 million, a decrease of $315 million over last year.

For the period from April 1 to November 30, 2018, the consolidated net financial surplus stood at $1.9 billion, a decrease of $1.6 billion over the last year.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS
(unaudited data, millions of dollars)
	November			April to November
	2017	2018	Change	2017-2018	2018-2019	Change
GENERAL FUND
Revenue
Own-source revenue	4 360	5 567	1 207	38 463	41 658	3 195
Federal transfers	1 696	1 778	82	13 482	14 062	580
Total revenue	6 056	7 345	1 289	51 945	55 720	3 775
Expenditure
Program spending	–5 702	–6 116	–414	–45 915	–48 244	–2 329
Debt service	–570	–558	12	–4 716	–4 497	219
Total expenditure	–6 272	–6 674	–402	–50 631	–52 741	–2 110
NET RESULTS OF CONSOLIDATED ENTITIES(2)
Non-budget-funded bodies and special funds(3)	207	160	–47	1 161	1 352	191
Health and social services and education networks(4)	–2	1	3	–18	13	31
Generations Fund	196	168	–28	1 394	1 708	314
Total consolidated entities	401	329	–72	2 537	3 073	536
SURPLUS (DEFICIT)	185	1 000	815	3 851	6 052	2 201
Consolidated non-budgetary surplus (requirements)	359	–771	–1 130	–358	–4 112	–3 754
CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	544	229	–315	3 493	1 940	–1 553

BUDGET FORECASTS FOR 2018-2019
(millions of dollars)
	March 2018		December 2018
	budget	Adjustments	update	(1)	Change (%)	(8)
Own-source revenue excluding revenue from
government enterprises
Income and property taxes
Personal income tax	23 238	484	23 722		3.7
Contributions for health services	7 382	132	7 514		0.1
Corporate taxes	6 038	374	6 412		5.2
Consumption taxes	19 578	295	19 873		3.7
Other sources	1 655	32	1 687		–1.5
Total own-source revenue excluding
revenue from government enterprises	57 891	1 317	59 208		3.2
Revenue from government enterprises	3 872	311	4 183		–10.2
Total own-source revenue	61 763	1 628	63 391		2.2
Federal transfers	21 044	–4	21 040		4.8
TOTAL GENERAL FUND REVENUE	82 807	1 624	84 431		2.9
Program spending
Health and Social Services	–38 541	—	–38 541		5.0	(9)
Education and Culture	–20 368	–61	–20 429		7.1	(9)
Economy and Environment	–5 716	–289	–6 005		1.8
Support for Individuals and Families	–6 529	–9	–6 538		4.6	(9)
Administration and Justice(10)	–5 715	738	–4 977		10.3
Total program spending	–76 869	379	–76 490		5.6
Debt service	–7 160	282	–6 878		–3.8
TOTAL GENERAL FUND EXPENDITURE	–84 029	661	–83 368		4.8
Net results of consolidated entities
Non-budget-funded bodies and special funds(3)	–339	906	567		—
Health and social services and education networks(4)	–26	46	20		—
Generations Fund	2 491	360	2 851		—
TOTAL CONSOLIDATED ENTITIES	2 126	1 312	3 438		—
SURPLUS (DEFICIT)	904	3 597	4 501		—
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	–2 491	–360	–2 851		—
Use of the stabilization reserve	1 587	–1 587	—		—
BUDGETARY BALANCE(5)	—	1 650	1 650		—

Notes

(1)

The presentation of the budgetary information in this monthly report is consistent with that of the financial framework for the General Fund and consolidated entities as published on page D.53 of the Update on Québec’s Economic and Financial Situation – Fall 2018.

(2)	Details of transactions by type of entity are presented on page 5 of this report.
(3)	These results include consolidation adjustments.
(4)	The results of the networks are presented according to the modified equity method of accounting.
(5)	Budgetary balance within the meaning of the Balanced Budget Act, after use of the stabilization reserve, where applicable.
(6)	Certain expenditures were reclassified between missions to take into account the transition to the 2018-2019 budgetary structure.
(7)	Consolidation adjustments include the elimination of General Fund program spending.
(8)	This is the annual change compared to actual results in 2017-2018.
(9)

To assess growth in 2018-2019 based on comparable spending levels, the percentage changes for that year were calculated by excluding, from 2017-2018 expenditures, transfers from the provision for francization attributed to the Health and Social Services mission ($12 million) and the Support for Individuals and Families mission ($75 million) and including them in the 2017-2018 expenditures of the Education and Culture mission.

(10)	The amounts include the Contingency Fund reserve.

The next monthly report, which will present the results at December 31, 2018, will be published on March 8, 2019.

For more information, contact the Direction des communications of the Ministère des Finances at 418 528-7382.

The report is also available on the Ministère des Finances website: www.finances.gouv.qc.ca.